_____________________________________________________________________________

October 24, 2016

Mr. Jeremy McLeod

Vice President

Eaton Vance Corporation

2 International Place

Boston, MA  02110

Re:

Eaton Vance Funds

ICI Mutual Insurance Company Blanket Bond No. 97125116B (“Bond”)

ICI Mutual D&O/E&O Policy No. 97125116D (“Policy”)

ICI Mutual IDL Policy No. 97125116I (“IDL Policy”)

Dear Jeremy:

I hereby confirm that the premiums and taxes due for the above referenced Bond, Policy, and IDL Policy have been paid for the period September 1, 2016 through September 1, 2017.

Feel free to call me at (800) 643-4246 if you have any questions.

Sincerely,

/S/ Joseph R. Costello

Joseph R. Costello

Underwriter

ICI MUTUAL INSURANCE GROUP

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